Exhibit 10.1

THIS BUSINESS SERVICES AGREEMENT is entered into effect on December 10, 2020.

BETWEEN:

Business Instincts Group Inc.

a corporation having its office located

at 400 – 630 – 8 Avenue SW., Calgary, Alberta T2P 1G6

(hereinafter referred to as “BIG”)

AND

CurrencyWorks Inc.

a corporation having its office located

at 561 Indiana Court, Los Angeles, CA, 90291

(hereinafter referred to as the “Client”)

WHEREAS in order to help achieve its corporate and business objectives, the Client desires and has agreed to retain the services of BIG to provide various business and product development services and BIG agrees to provide such services to the Client, in accordance with the terms and conditions contained herein;

WHEREAS the parties desire that the Services (as defined below) shall be provided by BIG directly to each of the senior executive officers and management team employed by the Client (collectively, “Senior Management” and each a “Senior Manager”) of the Client;

WHEREAS the Canadian Dollar is the accepted currency for the purposes of this Agreement;

NOW THEREFORE in consideration and mutual covenants herein contained and such good and other consideration, the receipt and sufficiency of which is acknowledged by each of the parties, the parties hereto agree as follows:

1.	Services, Term, and Compensation. The term of this Agreement (the “Term”), the services to be provided by BIG under this Agreement (the “Services”) and the amounts to be paid to BIG as full and complete consideration for BIG providing the Services under this Agreement (the “Fees”), will be set out separately in the future as separate Schedules, which forms part of this Agreement. This Fees shall be calculated based on new business services agreements the Client signs with its Customers and at any time this Fees shall not be more than eighty percent of the fees the Client charges its Customers.

This Agreement shall come into force and effect as of the date set out first above, and shall continue as prescribed in Schedules to be entered in the future. In the event of the expiration or termination of this Agreement, the Client agrees to pay to BIG any and all unpaid Fees and expenses (as set forth herein) in full.

Fees are calculated only on the revenue earned and collected by Client from its customers that relates to monthly services fee and product development fees. Fees will not be calculated on any revenues earned and collected by Client from its customers that is based on transaction processing fees or any revenue earned in the form of equity or joint venture or profit-sharing arrangements in the customer’s company.

2.	Independent Contractor. Subject to the terms and conditions of this Agreement, the Client hereby engages BIG as an independent contractor to perform the Services, and BIG hereby accepts such engagement. It is expressly agreed that BIG is acting as an independent contractor in performing the Services hereunder.

3.	Nature of Engagement. BIG shall perform the Services as an independent contractor, and nothing contained in this Agreement shall be construed to create or imply a joint venture, partnership, principal-agent, or employment relationship between the Client and BIG. Unless the Client specifically authorizes BIG in writing to do so, BIG shall neither act or purport to be acting as the agent of the Client, nor enter into any agreement on behalf of the Client or otherwise bind, nor purport to bind the Client or cause the Client to incur liability in any manner whatsoever. All final decisions with respect to services provided by BIG hereunder shall be entirely the Client’s to make, and BIG shall have no liability relating to or arising from the Client’s decisions. It is understood that BIG’s responsibility to the Client is solely contractual in nature and that BIG does not act in a fiduciary capacity in relation to the Client as a result of this Agreement.

With the prior written consent of BIG, not to be unreasonably withheld, nothing in this Agreement shall prohibit the Client, or any entity chosen by the Client, from performing some or all of the functions of BIG herein. It is recognized that BIG will expend significant time and commit considerable resources to the Client. The Services are not exclusive to the Client however, and BIG may render similar services to other parties both during and after the Term.

4.	Third-Party Expenses. The Client is responsible for paying specific disbursements charged by third parties to BIG relating to this Agreement, including graphic design, creative, legal and other advisory fees. The Client further agrees to reimburse BIG for any out-of-pocket expenses incurred by BIG in connection with this Agreement and carrying out the Services within thirty (30) days of presentation of reasonably itemized invoices to the Client as set forth in clause 5 below. These out-of-pocket expenses will only be paid to BIG once the Clint collects these out-of-pocket expenses from its customers.

5.	Billing. Accounts, including out-of-pocket expenses, will be rendered by BIG as prescribed in Schedules. Interest on overdue accounts attracts interest which is calculated at the rate of 12% per annum commencing thirty (30) days following the date of the invoice until the account is paid in full. Any out-of-pocket expenses and disbursements to be charged by third parties shall be pre-approved by the Client.

6.	Information Provided to BIG. The Client agrees BIG is entitled to rely (without independent verification) upon any information by the Client in relation to this agreement, including information with respect to the assets, liabilities, earnings, earning potential, financial condition, historical performance, future prospects and financial projections, and any assumptions used in the development of such projections furnished by the Client or any individual on behalf of the Client, and BIG is entitled to assume that all such information is true, correct and complete in all material respects and does not contain any untrue statements of material fact or omit to state a material fact necessary to ensure the information supplied is not misleading. BIG is not liable or responsible for any loss or damage suffered by the Client or others if any misstatement, error or omission in any material, information, document or representation supplied or approved by the Client. If at any time during the effectiveness of this Agreement, the Client or any of the Client’s agents or advisors becomes aware of any material change in any of the information previously furnished to BIG, the Client will promptly advise BIG of the change.

7.	Confidentiality.

a)	For the purpose of this section, the term “Confidential Information” includes, but is not limited to, all business and financial information, marketing and strategic plans, equipment details, software programs, manuals, maps, customer and client lists, employee information, supplier information, analyses, reports, technologies, processes and operations, compilations, forecasts, studies. lists, summaries, notes, designs, formulae, innovations, techniques, data, patents and trade secrets of the Client, as well as the present and contemplated products, techniques and other services evolved or to be used by the Client. Confidential Information does not include such portions of the Confidential Information which: (i) are, or prior to the time of disclosure or utilization become, generally available to the public; (ii) are received by BIG from an independent third party who had obtained the Confidential Information lawfully and was, to the best of BIG’s knowledge, under

No obligation of secrecy or duty of confidentiality owed to the Client; (iii) BIG can show was in BIG’s lawful possession before BIG received such Confidential Information from the Client, or (iv) BIG can show that such Confidential Information was independently developed by BIG having no access to the Confidential Information at the time of its independent development.

b)	In the course of performing the Services, BIG acknowledges and understands that it will have access to and will be entrusted with Confidential Information which is not public, but is proprietary and confidential to the Client. BIG shall keep the Confidential Information strictly confidential and shall take all necessary precautions against unauthorized disclosure of the Confidential Information during the Term of this Agreement and thereafter. BIG shall not use or reproduce any Confidential Information, in any manner, except as reasonably required to perform the Services and/or fulfill the purposes of this Agreement. BIG shall ensure that any copies of Confidential Information it takes or makes are clearly marked, or otherwise identified as confidential and proprietary to the Client and that all Confidential Information and copies thereof are stored in a secure location while in BIG’s possession, control, charge or custody.

c)	BIG hereby agrees and acknowledges that the disclosure of any of the Confidential Information to competitors of the Client or to the general public would be highly detrimental to the best interests of the Client. Accordingly, BIG covenants and agrees with the Client that, save with the written consent of the Client, it will not, either during the Term of this Agreement, or at any time thereafter, directly or indirectly, disclose, allow access to, transmit or transfer any of such Confidential Information to any person other than its directors, officers, employees, consultants, agents and advisers or to similar representatives of the Client, nor shall it use the same for any purpose other than the purposes of performing the Services to be performed by BIG under this Agreement.

d)	BIG acknowledges that it shall not acquire any right, title or interest in or to any Confidential Information by virtue of it having access to the same during the Term of this Agreement.

e)	In the event BIG is requested or required pursuant to any Court order, or other legal or regulatory demand, to disclose any Confidential Information to a third party, BIG agrees that it will provide the Client with prompt notice of such request or requirement so that the Client, at its option, may seek an appropriate protective order or other remedies to ensure that Confidential Information will be accorded confidential treatment.

f)	Upon termination or expiry of this Agreement, for whatever reason, BIG agrees to:

(i)	deliver to the Client, or destroy, all Confidential Information and copies thereof which are in its power or possession which relate in any way to the business of the Client, or its customers; and

(ii)	remove any Confidential Information from BIG’s computers, or computer databases that may have been created in the course of performing BIG’s Services under this Agreement (other than information stored on back-up servers pursuant to the retention of files laws and policies) and certify the return or destruction of all documents containing Confidential Information.

8.	Ownership of Work Product. Any and all Work Product conceived, developed, reduced to practice or a definite and practical shape, invented, authored, wrote, created, produced or otherwise generated on behalf of BIG or by any employee, agent, contractor, representative or other individual acting on behalf of BIG (“BIG Personnel”) in connection with the performance of the Services will be the exclusive property of the Client. BIG shall assign and waive, and shall cause to be assigned or waived at BIG’s expense, any right, title and interest in and to the Work Product to or in favor of the Client. In this Agreement, “Work Product” includes, without limitation any and all of the following: (a) any invention, process, formula, algorithm, specification, technique, concept, idea, method, diagnostic, compound, development, composition, apparatus, machine, test, design, trade secret, know how or any improvement, modification, thereto or any issued patent, industrial design or application therefor applied for, issued or granted in any jurisdiction anywhere in the world, including but not limited to reissues, divisions, continuations, continuations-in-part, re-examinations, renewals and substitutes thereof, foreign counterparts of the foregoing, including, without limitation, the right to apply for Letters Patent in the United States, Canada and all other countries throughout the world and all rights to claim priority based on said applications under the terms of any international convention, and all rights in the United States, Canada and all other countries throughout the world to sue and recover for past or future infringement of such rights; (b) trade names, trademarks, trade secrets, service names, service marks, business names, product names, brands, logos and other distinctive identifications used in commerce, whether in connection with products or services, and the goodwill associated with any of the foregoing; (c) original works of authorship, derivative works and other copyrightable works of any nature, and fixations of any of the foregoing; (d) computer software or code of any type (whether source code or object code) in any programming or markup language, underlying any type of computer programming (whether application software, middleware, firm ware or system software) including, but not limited to, applets, assemblers, compilers, design tools, and user interfaces, databases and fixations thereof; (e) uniform resource locators, website addresses, domain names, website content and all fixations thereof; and (f) any other intellectual and industrial property in and to the foregoing, which is recognized under the law of any jurisdiction anywhere in the world, whether under common law, by statute or otherwise.

9.	Moral Rights. BIG acknowledges and agrees that the Client may use, alter, vary, adapt and exploit any Work Product as the Client sees fit, in its sole and unfettered discretion. At its own expense, BIG shall cause to be assigned, waived or released any and all rights including, but not limited to, all moral rights (as defined under the Copyright Act (Canada)), in or otherwise relating to any Work Product in favor of the Client, its successor and assigns.

10.	Further Assurances. At the requested of the Client, BIG will promptly do all acts and execute and deliver to the Client all instruments that may be required to effect, register, record, or otherwise perfect the interest of the Client in or relating to Work Product, and BIG will cause the BIG Personnel to do the same.

11.	Conflicts. BIG assists other companies and individuals, some of whom may, on occasion, be competitors or adverse in interest to the Client. BIG will not disclose to others any sensitive, proprietary or otherwise confidential information of a non-public nature concerning or affecting the Client’s affairs, unless such disclosure is authorized by the client or required to defend BIG against any claim, action, suit, or proceeding, or to the extent such disclosure is required by any applicable law or regulation.

12.	Announcements. Provided the Client has provided its prior written consent, not to be unreasonably withheld, BIG may, subject to compliance with paragraph 7 hereof, disclose the existence of this Agreement to certain persons and entities selected by BIG and in certain electronic and print publications, including BIG’s website. In accordance with all applicable laws, including the Client’s disclosure obligations under applicable securities laws, the Client is expressly permitted to make any required disclosures of this Agreement, including the material terms hereof.

13.	Legal and Tax Advice. BIG will not provide or be responsible for obtaining legal or tax advice with respect to the Client, nor any other legal and regulatory requirements and issues which may arise pursuant to this Agreement. The Client is responsible for ensuring compliance with all of the Client’s legal and regulatory requirements in connection with all aspects of this Agreement.

14.	Best Efforts/Timely Performance. BIG will use all reasonable efforts to perform the Services to this Agreement within the time-frame agreed upon by the parties. Neither the execution and/or delivery of this Agreement, nor the provision of Services hereunder constitutes a guarantee or commitment, express or implied, on the part of BIG, as to the timeliness of BIG’s performance of the Services. Further, BIG shall not be liable for failures or delays in performance that arise from causes beyond our control.

15.	Indemnification.

a)	The Client shall indemnify BIG, its shareholders, directors, officers and employees (in each case, a “BIG Indemnitee”) from and against all losses, damages, costs and expenses, and hold such BIG Indemnitee harmless from and against any and all claims, liabilities, demands, actions, causes of action, lawsuits and proceedings which may be made or brought against or suffered by a BIG Indemnitee, or which it may suffer or incur as a result of, in respect of or arising out of, the performance of the Services. Notwithstanding the foregoing, no BIG Indemnitee shall be entitled to any indemnification by the Client for or in respect of any act, matter or omission caused by (i) fraud, wilful misconduct, bad faith or gross negligence; (ii) violation of applicable laws; or (iii) a breach of this Agreement.

b)	BIG shall indemnify and hold harmless the Client, its shareholders, directors, officers and employees (in each case, an “Client Indemnitee”) from and against all losses, damages, costs and expenses, and hold such Client Indemnitee harmless from and against any and all claims, liabilities, demands, actions, causes of action, lawsuits and proceedings which may be made or brought against or suffered by a Client Indemnitee, which it may suffer or incur as a result of, in respect of or arising out of any act, matter or omission caused by BIG or any representative thereof: i) fraud, wilful misconduct, bad faith or gross negligence; (ii) violation of applicable laws; or (iii) a breach of this Agreement.

16.	Non-Solicitation. During the Term and for a period of one (1) year thereafter, the Client will not directly or indirectly recruit, solicit or hire any employee of BIG, or induce or attempt to induce any employee of BIG to terminate his/her employment with, or otherwise cease his/her relationship with BIG. During the Term and for a period of one (1) year thereafter, BIG will not directly or indirectly recruit, solicit or hire any employee of the Client, or induce or attempt to induce any employee of the Client to terminate his/her employment with, or otherwise cease his/her relationship with the Client.

17.	Successors and Assigns. This Agreement and all obligations and benefits of the Client and BIG shall bind the Client and BIG and any of the respective successors and assigns of either.

18.	Termination on Notice.

a)	Either party may terminate this Agreement at any time upon the provision of thirty (30) days written notice to the other party.

b)	Upon termination of the Agreement BIG will be entitled to no further compensation except the following lump-sum payments (if applicable):

i)	any fees and commissions earned to the effective date of termination;

ii)	out of pocket expenses incurred prior to the effective date of termination which is otherwise reimbursable by the Client pursuant to the terms of this Agreement.

19.	Arbitration of Disputes. The Client and BIG agree that all claims or controversies, whether such claims or controversies arose prior to, on, or subsequent to the date hereof, between the Client and BIG or any of the present or former members, managers, officers, employees, agents and representatives of either party concerning or arising from, without limitation, the construction, performance or breach of this Agreement, or any duty arising therefrom, shall be determined by arbitration. Any arbitration under this Agreement shall be conducted pursuant to the laws of the Province of Alberta before a single arbitrator and shall be binding upon the Client and BIG. The costs of the arbitrator shall be borne equally by the Client and BIG, and each of the Client and BIG shall bear their respective legal and other fees unless the arbitrator decides to allocate a greater burden of said costs and fees to the unsuccessful party.

20.	Notices. Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in:

a)	writing and shall be validly given or made to another party if personally served, or if deposited in the Canadian mail, certified or registered, postage prepaid, return receipt requested, but not required; or

b)	via electronic mail.

If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given five days after deposit thereof in the Canadian mail addressed to the party to whom such notice, demand or other communication is to be given as follows:

If to BIG:

Business Instincts Group Inc.,

400 – 630 – 8 Avenue SW

Calgary, Alberta,T2P 1G6, Canada

Attention: Erika Racicot

(403)992-7295

erika@businessinstincts.com

If to the Client:

CurrencyWorks Inc.

Attention: Jimmy Geiskopf

Jimmy.geiskopf@currencyworks.io

Any party hereto may change its office or email addresses for purposes of this paragraph by written notice given in the manner provided above.

21.	Waiver. Failure of either party hereto to insist upon strict compliance with any of the terms, covenants, and conditions hereof shall not be deemed a waiver or relinquishment of any similar right or power hereunder at any subsequent time or of any other provision hereof.

22.	Modification or Amendment. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

23.	Survival. Any provision of this Agreement which expressly states that it is to continue in effect after termination or expiration of this Agreement, or which by its nature would survive the termination or expiration of this Agreement, shall do so.

24.	Severability. If anyone or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, any such provision shall be severable from this Agreement, in which event this Agreement shall be construed as if such provision had never been contained herein and the remainder of this Agreement shall nevertheless remain in full force and effect.

25.	Entire Understanding. This document,, constitute the entire understanding and agreement of the parties, and any and all prior agreements, understandings, and representations are hereby terminated and canceled in their entirety and are of no further force and effect.

26.	Jurisdiction. The laws of the Province of Alberta shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto. The parties hereto irrevocably submit to the jurisdiction of Alberta for the purpose of any legal suit, action or other proceeding arising out of the Agreement.

27.	Counterparts. Each party hereto may sign this Agreement in counterparts and deliver such counterparts by facsimile or other electronic delivery, which parts will be read together and construed as if all signing parties had signed one copy of this Agreement.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.

Business Instincts Group Inc.

Per:
	Name:	Erika Racicot
	Title:	President

Date:

CurrencyWorks Innovation Inc.

Per:
	Name:	Jimmy Geiskopf
	Title:	Director

Date: